Exhibit 2.1

Amendment No. 2

to

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is made as of April 5, 2017 between SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC., a Virginia corporation (“SONA”), and EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”). Each of SONA and EVBS is sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of December 13, 2016, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of March 8, 2017 (the “Agreement”);

WHEREAS, the Parties have agreed to further amend the Agreement to remove all provisions thereof related to the creation and issuance of non-voting common stock of the Continuing Corporation, par value $0.01 per share (the “Continuing Corporation Non-Voting Common Stock”), including the requirement to obtain the approval of the SONA stockholders of the amendment to the Articles of Incorporation of SONA to create the Continuing Corporation Non-Voting Common Stock; and

WHEREAS, the Parties intend for the Amendment to amend the Agreement in compliance with Section 8.3 of the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree to amend the Agreement as follows:

1.           Definitions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement, as amended hereby.

2.           Deletion of Section 1.4(c). Section 1.4(c) of the Agreement is hereby deleted and removed from the Agreement in its entirety.

3.           Amendment to Section 1.6. Section 1.6 of the Agreement is hereby amended and replaced in its entirety as follows:

“The Articles of Incorporation and Bylaws of SONA, as in effect immediately prior to the Effective Date, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.”

4.           Amendment to Section 2.1(c). Section 2.1(c) of the Agreement is hereby amended and replaced in its entirety as follows:

“(c)           Subject to Section 2.3, each share of EVBS Common Stock, except for EVBS Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.6313 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid to former holders of EVBS Common Stock pursuant to Section 2.6, the “Common Stock Merger Consideration”); it being understood that upon the Effective Date, pursuant to Section 2.1(a), SONA Common Stock, including the shares issued to former holders of EVBS Common Stock, shall be the Continuing Corporation Common Stock.”

5.           Amendment to Section 2.1(d). Section 2.1(d) of the Agreement is hereby amended and replaced in its entirety as follows:

“(d)           Subject to Section 2.3, each share of EVBS Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, par value $2.00 per share (“EVBS Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of Continuing Corporation Common Stock. The shares of Continuing Corporation Common Stock payable pursuant to this Section 2.1(d), together with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid to former holders of EVBS Series B Preferred Stock pursuant to Section 2.6, shall be referred to as the “Preferred Stock Merger Consideration”, and together with the Common Stock Merger Consideration, the “Merger Consideration”).”

6.           Deletion of Section 2.2. Section 2.2 of the Agreement is hereby deleted and replaced in its entirety with “[Intentionally Removed]”.

7.           Amendment to Sections 2.3(b), (c), (d) and (f). Sections 2.3(b), (c), (d) and (f) of the Agreement are hereby amended and replaced in their entirety as follows:

“(b)           At or promptly after the Effective Date, SONA shall for the benefit of holders of shares of EVBS Common Stock and EVBS Series B Preferred Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 in lieu of fractional shares of Continuing Corporation Common Stock (the “Exchange Fund”) and (ii) duly authorize and direct issuance by the Exchange Agent of non-certificated shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2.”

“(c)           SONA shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail or deliver to each holder of record of (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Date represented outstanding shares of EVBS Common Stock or EVBS Series B Preferred Stock (the “Certificates”) or (ii) uncertificated shares of EVBS Common Stock represented by book-entry (“Book-Entry Shares”), which in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to this Article 2, a letter of transmittal in customary form for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-

Entry Shares for the Merger Consideration into which the shares of such EVBS Common Stock and EVBS Series B Preferred Stock have been converted pursuant to this Agreement. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock payable pursuant to this Article 2.”

“(d)           Upon the Effective Date, each holder of an outstanding share of EVBS Common Stock and EVBS Series B Preferred Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or affidavits of loss in lieu of such Certificates), together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, (i) (x) the holder of such Certificate or Book-Entry Share representing EVBS Common Stock will be entitled to evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.3(c)) and (y) the holder of such Certificate representing EVBS Series B Preferred Stock will be entitled to receive a physical stock certificate for the number of whole shares of Continuing Corporation Common Stock elected by such holder pursuant to Section 2.2 and (ii) the amount of cash, if any, into which the aggregate number of shares of EVBS Common Stock or EVBS Series B Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of EVBS Common Stock or EVBS Series B Preferred Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in this Section 2.3. Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of EVBS Common Stock or EVBS Series B Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.”

“(f)           The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SONA; provided, that no such investment or losses thereon shall affect the Merger Consideration or any cash in lieu of fractional shares payable to holders of EVBS Common Stock or EVBS Series B Preferred Stock entitled to receive such consideration, and SONA shall promptly provide additional funds to the Exchange Agent for the benefit of holders of EVBS Common Stock or EVBS Series B Preferred Stock in the amount of any such losses to the extent necessary for payment of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to SONA or as directed by SONA. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of EVBS Common Stock and EVBS Series B Preferred Stock for twelve (12) months after the Effective Date shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holders of EVBS Common Stock or EVBS Series B Preferred Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on

Continuing Corporation Common Stock deliverable in respect of each former share of EVBS Common Stock or EVBS Series B Preferred Stock such shareholder holds as determined pursuant to this agreement, in each case, without any interest thereon.”

8.           Amendment to Section 2.4. Section 2.4 of the Agreement is hereby amended and replaced in its entirety as follows:

“At the Effective Date, the stock transfer books of EVBS shall be closed as to holders of EVBS Common Stock and EVBS Series B Preferred Stock, and no transfer of EVBS Common Stock or EVBS Series B Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of EVBS Common Stock and EVBS Series B Preferred Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of EVBS Common Stock and EVBS Series B Preferred Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3, but beginning thirty (30) days after the Effective Date, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Article 2. Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of EVBS Common Stock or EVBS Series B Preferred Stock, if any, as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3. However, upon surrender of such Book-Entry Share or Certificate representing EVBS Common Stock or EVBS Series B Preferred Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.”

9.           Amendment to Section 2.6. Section 2.6 of the Agreement is hereby amended and replaced in its entirety as follows:

“Each holder of shares of EVBS Common Stock or EVBS Series B Preferred Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of SONA Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.”

10.         Amendment to Section 3.3(c)(i). Section 3.3(c)(i) of the Agreement is hereby amended and replaced in its entirety as follows:

“(i)            It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the SONA Shareholder Approval (as defined below) and the EVBS Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and unanimous adoption of this Agreement by its board of directors) and subject only to the receipt of (A) in the case of EVBS, approval of this Agreement and the Plan of Merger, by the holders of a majority of the outstanding shares of EVBS Common Stock present and entitled to vote (the “EVBS Shareholder Approval”) and (B) in the case of SONA, approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of SONA Common Stock present and entitled to vote (the “SONA Shareholder Approval”).

11.         Amendment to Section 4.1(c). Section 4.1(c) of the Agreement is hereby amended and replaced in its entirety as follows:

“(c)           Amend its Organizational Documents.”

12.         SONA Shareholder Approval. Any and all references in the Agreement to “SONA Shareholder Approvals” shall be replaced with “SONA Shareholder Approval,” including but not limited to such references in the Index of Defined Terms and Sections 3.3(c)(i), 5.4(a), 5.4(d), 6.1(a), 7.1(h), 7.1(i) and 7.4(c) of the Agreement.

13.         Index of Defined Terms. The Index of Defined Terms is hereby amended to remove references to the following defined terms: “SONA Articles of Incorporation Amendment,” “Continuing Corporation Non-Voting Common Stock” and “Election Deadline.”

14.         Replacement of Exhibit 1.1(a). Exhibit 1.1(a) of the Agreement is hereby amended and restated and replaced in its entirety with Exhibit A attached hereto.

15.         Removal of Exhibit 1.4(c). Exhibit 1.4(c) of the Agreement is hereby deleted and removed in its entirety.

16.         Replacement of Schedule 6.1(g)-C and Schedule 6.1(g)-D. Schedule 6.1(g)-C and Schedule 6.1(g)-D of the Agreement are hereby amended and restated and replaced in their entirety with Schedule A and Schedule B, respectively, attached hereto.

17.         Binding Effect; No Third Party Rights. This Amendment shall bind the Parties and their respective successors and assigns. Nothing in this Amendment is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Amendment.

18.         Integration. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Agreement to the same extent as if fully set forth verbatim therein. Except to the extent expressly modified hereby, the provisions of the Agreement remain unmodified and are hereby confirmed as being in full force and effect.

19.         Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

20.         Counterparts; Facsimile Signature This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Amendment may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the date first written above.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:	/s/ Georgia S. Derrico
Georgia S. Derrico
Chairman of the Board and Chief Executive Officer

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer

Signature Page – Amendment No. 2 to Agreement and Plan of Merger

EXHIBIT A

To Amendment No. 2 to

Agreement and

Plan of Merger

PLAN OF MERGER
BETWEEN
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
AND
EASTERN VIRGINIA BANKSHARES, INC.

Pursuant to this Plan of Merger (the “Plan of Merger”), Eastern Virginia Bankshares, Inc., a Virginia corporation (“EVBS”), shall merge with and into Southern National Bancorp of Virginia, Inc., a Virginia corporation (“SONA”).

ARTICLE 1
Terms of the Merger

1.1            The Merger.

Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of December 13, 2016, by and between SONA and EVBS, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of March 8, 2017, and as further amended by Amendment No. 2 to Agreement and Plan of Merger, dated as of April 5, 2017 (the “Agreement”), at the Effective Date (as defined herein), EVBS will be merged with and into SONA (the “Merger”), in accordance with the provisions of Virginia law, and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of EVBS thereupon shall cease, and SONA will be the surviving corporation in the Merger (SONA as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.3 of the Agreement (the “Effective Date”). Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of EVBS, and all of the debts, liabilities, obligations, claims, restrictions and duties of EVBS shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1            Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of SONA or EVBS or the holder of any of the following securities:

(a)           Each share of common stock, par value $0.01 per share, of SONA (“SONA Common Stock”) issued and outstanding immediately prior to the Effective Date shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

(b)           All shares of common stock, par value $2.00 per share, of EVBS (“EVBS Common Stock”) issued and outstanding immediately prior to the Effective Date that are owned, directly or indirectly, by SONA or EVBS (other than shares of EVBS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “EVBS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Subject to Section 2.2 of this Plan of Merger, each share of EVBS Common Stock, except for EVBS Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted into and exchanged for the right to receive 0.6313 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid to former holders of EVBS Common Stock pursuant to Section 2.5 of this Plan of Merger, the “Common Stock Merger Consideration”).

(d)           Subject to Section 2.2 of this Plan of Merger, each share of EVBS Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, par value $2.00 per share (“EVBS Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of Continuing Corporation Common Stock. The shares of Continuing Corporation Common Stock payable pursuant to this Section 2.1(d), together with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid to former holders of EVBS Series B Preferred Stock pursuant to Section 2.5 of this Plan of Merger, shall be referred to as the “Preferred Stock Merger Consideration”, and together with the Common Stock Merger Consideration, the “Merger Consideration.”

(e)           If, between the date hereof and the Effective Date, the outstanding shares of SONA Common Stock or EVBS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.

2.2          Exchange Procedures.

(a)          Appointment of Exchange Agent. Prior to the Effective Date, SONA shall appoint an exchange and paying agent reasonably acceptable to EVBS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)           SONA to Make Merger Consideration Available. At or promptly after the Effective Date, SONA shall for the benefit of holders of shares of EVBS Common Stock and EVBS Series B Preferred Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 in lieu of fractional shares of Continuing Corporation Common Stock and (ii) duly authorize and direct issuance by the Exchange Agent of non-certificated shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2.

(c)           Distributions to Holders of EVBS Common Stock and EVBS Series B Preferred Stock. Upon the Effective Date, each holder of an outstanding share of EVBS Common Stock and EVBS Series B Preferred Stock who has properly surrendered such Certificates (as defined herein) or non-certificated shares represented by book-entry registry of EVBS Common Stock (the “Book-Entry Shares”) to the Exchange Agent (or affidavits of loss in lieu of such certificates), (i) (x) the holder of such Certificate or Book-Entry Share representing EVBS Common Stock will be entitled to evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.2(e) of this Plan of Merger) and (y) the holder of such Certificate representing EVBS Series B Preferred Stock will be entitled to receive a physical stock certificate for the number of whole shares of Continuing Corporation Common Stock and (ii) the amount of cash, if any, into which the aggregate number of shares of EVBS Common Stock or EVBS Series B Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of EVBS Common Stock or EVBS Series B Preferred Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in this Section 2.2. Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of the EVBS Common Stock or EVBS Series B Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d)           Letter of Transmittal. SONA shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail to each holder of (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Date represented outstanding shares of EVBS Common Stock of EVBS Series B Preferred Stock (the “Certificates”) or (ii) Book-Entry Shares, which in each case, were converted into the right to receive the Merger Consideration with respect thereto, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration into which the shares of such EVBS Common Stock and EVBS Series B Preferred Stock have been converted pursuant to this Plan of Merger. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock payable pursuant to this Article 2.

(e)             Lost Certificates. A holder of EVBS Common Stock or EVBS Series B Preferred Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

2.3            Rights of Former Holders of EVBS Common Stock and EVBS Series B Preferred Stock.

(a)            At the Effective Date, the stock transfer books of EVBS shall be closed as to holders of EVBS Common Stock and EVBS Series B Preferred Stock, and no transfer of EVBS Common Stock or EVBS Series B Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2 of this Plan of Merger, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of EVBS Common Stock and EVBS Series B Preferred Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of EVBS Common Stock and EVBS Preferred Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.2 of this Plan of Merger, but beginning thirty (30) days after the Effective Date, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in this Article 2. Whenever a dividend or other distribution is declared by the Continuing Corporation on the Continuing Corporation Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of EVBS Common Stock or EVBS Series B Preferred Stock, if any, as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.2 of this Plan of Merger. However, upon surrender of such Book-Entry Share or Certificate representing EVBS Common Stock or EVBS Series B Preferred Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

2.4            EVBS Stock Options and Other Equity-Based Awards.

(a)            At the Effective Date, each option to purchase shares of EVBS Common Stock (an “EVBS Stock Option”) granted under an equity or equity-based compensation plan of EVBS (an “EVBS Stock Plan”) that is outstanding immediately prior to the Effective Date shall vest and be converted into and become an option to purchase shares of Continuing Corporation Common Stock (each, an “Assumed Option”), and the Continuing Corporation shall assume each

Assumed Option, in accordance with the terms of the EVBS Stock Plan and award agreement by which it is evidenced, except that (i) each Assumed Option assumed by the Continuing Corporation may be exercised solely for shares of Continuing Corporation Common Stock, (ii) the number of shares of Continuing Corporation Common Stock subject to such Assumed Option shall be equal to the number of shares of EVBS Common Stock subject to such Assumed Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest share and (iii) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of such Assumed Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, the method of adjusting each Assumed Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder and the method of adjusting all other Assumed Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such Assumed Option that would cause such Assumed Option to violate Code Section 409A. At the Effective Date, the Continuing Corporation shall assume the EVBS Stock Plans; provided that such assumption shall only be with respect to the Assumed Options, and the Continuing Corporation shall have no obligation to make any additional grants or awards under the EVBS Stock Plans.

(b)            The Continuing Corporation shall deliver to the holders of Assumed Options, as soon as practicable after the Effective Date, any required notices setting forth such holders’ rights pursuant to the Assumed Option and stating that such Assumed Option has been issued by the Continuing Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4).

(c)            At the Effective Date, each share of EVBS Common Stock subject to time-based or performance-based vesting restrictions granted under a EVBS Stock Plan (a “EVBS Stock Award”) that is outstanding immediately prior to the Effective Date shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, without interest, the Merger Consideration, less the amount of any required withholding Tax (as defined in the Agreement), and the shares of EVBS Common Stock subject to such EVBS Stock Award will be treated in the same manner as all other shares of EVBS Common Stock for such purposes.

2.5            No Fractional Shares.

Each holder of shares of EVBS Common Stock or EVBS Series B Preferred Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of SONA Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.

2.6            Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE 3
Articles of Incorporation and Bylaws of the Continuing Corporation

The Articles of Incorporation and Bylaws of SONA as in effect on the Effective Date will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

ARTICLE 4
Conditions Precedent

The obligations of EVBS and SONA to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5
Amendment

This Plan of Merger may be amended by EVBS and SONA at any time prior to the Effective Date, whether before or after receipt of the SONA Shareholder Approval (as defined in the Agreement) and the EVBS Shareholder Approval (as defined in the Agreement), provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable law would require further approval by the holders of EVBS Common Stock or SONA Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.

ARTICLE 6
Termination

This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

Schedules

Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. Southern National Bancorp of Virginia, Inc. will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.